SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Dynegy Inc.
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EXPLANATORY NOTE:

    On November 15, 2010, Dynegy Inc. ("Dynegy") issued a press release in response to the Schedule 13D/A filing made by Carl Icahn on November 12, 2010 related to the previously announced Agreement and Plan of Merger, dated as of August 13, 2010 (the “Merger Agreement”), providing for the acquisition of Dynegy by Denali Parent Inc. (the “Merger”), an affiliate of The Blackstone Group L.P. (“Blackstone”).  A copy of the press release is included below.

FOR IMMEDIATE RELEASE

DYNEGY INC. RESPONDS TO ICAHN FILING

Dynegy’s Board of Directors Recommends Stockholders Vote FOR the Merger Agreement with Blackstone at November 17, 2010 Special Meeting of Stockholders

HOUSTON – November 15, 2010 – Dynegy Inc. (NYSE: DYN) issued the following message to its stockholders in response to the November 12, 2010 Schedule 13D amendment filed by Carl Icahn:

Dynegy stockholders are urged to consider Mr. Icahn’s filing in the overall context of the Dynegy Board of Directors’ extensive review of strategic alternatives, both stand-alone and transactional, over the past several years.

•	The only certain proposal that has ever been presented to the company and its stockholders throughout this multi-year review is the current proposal from Blackstone.
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Any other ideas, non-binding alternatives, desires to re-run a sales process or similar potentialities bring with them risk to execution and the ultimate value that can be realized by common stockholders.

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The non-binding Icahn credit facility proposal does not address Dynegy’s critical post-2012 liquidity issues or the fundamental effect on stockholder value of adding more debt on an already highly leveraged company.

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Throughout the Dynegy Board’s extensive strategic review process, we have found only one potential transaction, the current one with Blackstone, which provides certain value to our common stockholders.

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Failure to complete the Blackstone transaction would present stockholders with substantial continuing risk to commodity prices that have actually fallen significantly since the Blackstone transaction was approved and, therefore, to significant financial uncertainty.

This difference between certain value and significant future risk is the essence of the choice before our stockholders.

Additionally, stockholders should consider the following with respect to Mr. Icahn’s non-binding proposal:

Substituting one credit facility for another does not address Dynegy’s liquidity issues.
Mr. Icahn’s filing contains a non-binding proposal to provide Dynegy with a credit facility (the terms of which cannot be fully defined or finalized until well after the Special Meeting on November 17), which would not alleviate Dynegy’s liquidity challenges.  Dynegy requires access to two types of capital.  In the short-term, Dynegy requires funding of collateral, working capital and other temporary cash needs.  Dynegy’s long-term capital needs require funding to address the projected $1.6 billion of negative free cash flow over the next 5 years1 resulting from the significant change in the U.S. natural gas market and significant environmental enforcement uncertainty.  All of this non-discretionary cash will come out before any value can accrue to the common stockholder.

In addition, by almost all accounts, the time horizon for gas prices to recover is not imminent.  At a November 9, 2010 conference, S&P analyst Swami Venkataraman spoke to the challenges facing companies like Dynegy:

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“While there was a tremendous fall in gas prices in 2009, it was more reflective of the recession. But starting in 2010, we have seen how the forward curves have kept declining.  Clearly, the shale gas was not felt in 2009, and starting in 2010, the forward curve began pricing that in much more than before… The shale gas story has not played out yet.  It has a long way to go before it is settled.”

At the same conference, the S&P analyst, Mr. Venkataraman, also highlighted that the risks ofbeing wrong on commodity price recovery are significant, saying:

•	“There is a chance that you could find more bankruptcies in 2012 and 2013, like we did in 2002 to 2004. Companies and projects that are over-leveraged are the most vulnerable.”

Dynegy is already leveraged at roughly 10x EBITDA compared to a peer group leverage of approximately 3.5x-6.5x EBITDA.

While the non-binding Icahn credit facility proposal would fulfill certain short-term capital needs, it does nothing to address Dynegy’s long-term funding requirements.  Dynegy believes it would be able to access the credit markets for a credit facility (though smaller and more expensive than the current facility) to satisfy short-term funding needs, making any Icahn credit facility unnecessary.  Indeed, this was specifically considered by Dynegy’s Board of Directors in analyzing the Blackstone transaction, as disclosed in Dynegy’s preliminary and definitive proxy statements first filed with the SEC on September 3, 2010.  There, in describing the Board’s reasons for approving the merger, the belief that the existing credit facility could be amended to address financial covenant compliance concerns and near-term liquidity needs was disclosed, alongside the belief that uncertainty of sufficient available credit after expiration of the credit facility could “indicat[e] that the amount of time available for improved electricity prices to emerge and be of substantial benefit to the company could be limited.”

Regardless, in the absence of the Blackstone transaction, long-term capital needs will likely need to be fulfilled through restructuring Dynegy’s balance sheet using one or a combination of several options, including issuing equity or equity-linked securities, implementing debt for equity swaps or selling assets at depressed prices – causing Dynegy stockholders to face potential significant dilution and further loss on their investments.

Even if it were to accept Mr. Icahn’s non-binding proposal, Dynegy would be in the same challenging situation as it was before the announcement of the Blackstone transaction (when the stock traded at $2.78 per share) – with one very important difference:

THE ICAHN CREDIT FACILITY COULD PROVIDE MR. ICAHN WITH EFFECTIVE CONTROL OVER DYNEGY’S FUTURE
When, inevitably, Dynegy would need to restructure, extend or replace the Icahn credit facility, Mr. Icahn would be the sole senior secured claimant in our capital structure.  The Icahn position would be senior to all common stockholders and senior to all Dynegy bondholders.  This could provide Mr. Icahn with effective control over the restructuring of Dynegy.  In certain restructuring scenarios, Dynegy stockholders could receive no consideration for their investment in Dynegy.  Given that the non-binding Icahn credit facility proposal requires an upfront payment of $20 million (an approximate 33% return on investment for Mr. Icahn), Dynegy stockholders could in effect be paying Mr. Icahn today to take control of Dynegy in approximately 18 months, absent a replacement merger or acquisition to replace the Blackstone transaction.

What is the reason for Mr. Icahn's eleventh hour proposal?
Mr. Icahn could have made his proposal months ago. The Special Meeting of Stockholders to vote on the Blackstone transaction is now three days away.  It appears to Dynegy that Mr. Icahn is attempting to derail the Blackstone transaction by making the non-binding Icahn credit facility proposal, which he can withdraw or revoke at any time.  Dynegy cannot be sure of Mr. Icahn’s motivations, but Dynegy believes he has made this non-binding proposal in order to gain contingent control of Dynegy.  If the binding Blackstone transaction is not approved, there is no guarantee (or reasonable expectation) that any other party will make an offer for Dynegy in excess of the current offer.  Virtually every sell-side analyst appears to have concluded that the value Blackstone is offering is superior to the risk of a failed transaction.  In addition, the nation’s leading proxy advisory firm, Institutional Shareholder Services (“ISS”), has concluded that absent the transaction with Blackstone, Dynegy stock would be trading at approximately $2.66 per share.  Blackstone’s offer represents a 69% premium to this ISS estimate.

If you oppose the Blackstone transaction, you risk not only diminishing stockholder value in the near- to mid-term; you also risk putting Mr. Icahn in a position to make an offer below the current Blackstone offer.

The Dynegy Board of Directors believes the Blackstone transaction is in the best interest of all Dynegy stockholders because it provides immediate, certain and fair value for your shares while reducing the considerable downside risk facing Dynegy if the Blackstone transaction is not approved and completed.  Vote FOR the Blackstone transaction by following the directions on the WHITE proxy card today.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 12,200 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. For more information, please visit www.dynegy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as "forward-looking statements". All statements included or incorporated by reference in this release, other than statements of historical fact, that address activities, events or developments that we or our management expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "plan", "may", "will", "should", "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following: (i) the timing and anticipated benefits to be achieved through our 2010-2013 company-wide cost savings program; (ii) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (iii) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (iv) beliefs about commodity pricing and generation volumes; (v) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (vi) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (vii) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (viii) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage our exposure to energy price volatility; (ix) beliefs and assumptions about weather and general economic conditions; (x) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xi) projected operating or financial results, including anticipated cash flows from operations, revenues and profitability; (xii) beliefs and expectations regarding the Plum Point Project; (xiii) expectations regarding our revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) our focus on safety and our ability to efficiently operate our assets so as to maximize our revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs; and (xvii) uncertainties associated with the proposed merger of Dynegy and an affiliate of Blackstone (the “Merger”),  including uncertainties relating to the anticipated timing of filings and approvals relating to the Merger and the sale by an affiliate of Blackstone of certain assets to NRG Energy, Inc. (the "NRG Sale"), the outcome of legal proceedings that have been or may be instituted against Dynegy and/or others relating to the Merger and/or the NRG Sale, the expected timing of completion of the Merger and the NRG Sale, the satisfaction of the conditions to the consummation of the Merger and the NRG Sale and the ability to complete the Merger and the NRG Sale.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the Merger, Dynegy filed a definitive proxy statement with the SEC on October 4, 2010, and commenced mailing the definitive proxy statement and form of proxy to the stockholders of Dynegy. BEFORE MAKING ANY VOTING DECISION, DYNEGY'S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Dynegy’s stockholders are able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Dynegy’s stockholders are also able to obtain, without charge, a copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to Dynegy Inc., Attn: Corporate Secretary, 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, telephone: (713) 507-6400, or from Dynegy’s website, http://www.dynegy.com.

PARTICIPANTS IN THE SOLICITATION

Dynegy and its directors and officers may be deemed to be participants in the solicitation of proxies from Dynegy’s stockholders with respect to the Merger. Information about Dynegy’s directors and executive officers and their ownership of Dynegy’s common stock is set forth in the proxy statement for Dynegy’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 2, 2010. Stockholders may obtain additional information regarding the interests of Dynegy and its directors and executive officers in the Merger, which may be different than those of Dynegy’s stockholders generally, by reading the definitive proxy statement filed with the SEC on October 4, 2010 and other relevant documents regarding the Merger when filed with the SEC.

CONTACT:

Media: David Byford, 713-767-5800 Judy Wilkinson / Matt Sherman Joele Frank, Wilkinson Brimmer Katcher 212-355-4449	Analysts: Laura Hrehor, 713-507-6466 Mark Harnett / Bob Marese MacKenzie Partners, Inc. 212-929-5500

1 Using September 7, 2010 natural gas pricing